Exhibit 5.15

First Mining Gold Corp.
Suite 1800 – 925 West Georgia Street
Vancouver, B.C. V6C 3L2

I hereby consent to the (i) use of my name in connection with reference to my involvement in the preparation of certain technical information found in the report entitled “2015 Mineral Resource Estimate Technical Report for the Hope Brook Gold Project, Newfoundland and Labrador, Canada” with an effective date January 12, 2015 (the “Report”), and (ii) the inclusion and incorporation by reference of information derived from such Report, in First Mining Gold Corp.’s Registration Statement on Form F-10 (File No. 333-231801).

Sincerely,

/s/ Michael P. Cullen

Michael P. Cullen, M.Sc., P.Geo.

Dated the 24th day of June, 2019.